FOR IMMEDIATE RELEASE


Contacts:
Marc Panoff, CFO              Garth Russell / Todd Fromer
Nephros, Inc.                 KCSA Worldwide
Tel: 212-781-5113             212-896-1250 / 212-896-1215


           NEPHROS, INC. TO RECEIVE U.S. PATENT FOR OLpur(TM) H2H(TM)
                                       ---

NEW YORK, July 8, 2005 -- Nephros, Inc. (AMEX: NEP) announced today it has received confirmation from the United States Patent and Trademark Office that it will be receiving a patent on its OLpur(TM) H2H(TM) product, which incorporates proprietary technologies that allow users of conventional hemodialysis machines to perform convective-based hemodiafiltration (HDF) therapies with on-line ultra-pure substitution fluid. Nephros believes that its OLpur(TM) H2H(TM) product will permit it to introduce on-line HDF therapy to the U.S. dialysis market without the need for clinics to replace their existing hemodialysis machines. The OLpur(TM) H2H(TM) has been designed to operate with the most common hemodialysis machines. The FDA has not yet approved HDF with on-line substitution fluid or use of the OLpur(TM) H2H(TM) or OLpur(TM) MD190 products.

The application from which the patent will issue is serial No. 10/072,464, entitled "Method and Apparatus for a Hemodiafiltration Delivery Module."

Nephros believes its H2H(TM) technology can significantly reduce the cost of providing HDF compared to traditional methods of using terminally sterilized fluids for these applications. "Hemodiafiltration with on-line substitution fluid is not currently available in the U.S.; this patent allowance gives us the exclusive right to use the OLpur(TM) H2H(TM) product to open up the U.S. market to HDF. Together with our premier OLpur(TM) MD190 mid-dilution hemodiafilter, we believe we will be in a position to provide the best therapy available to the more than 1,000,000 patients with end-stage renal disease worldwide. We believe our product line will offer patients a unique combination to gain potentially substantial therapeutic benefits, while clinics can use their current dialysis equipment in order to achieve these marked benefits with potentially sizeable associated savings," said Norman Barta, Nephros CEO.

About Nephros, Inc.
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the end-stage renal disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules," due to their molecular weight, that have been found to contribute to such conditions as carpal tunnel syndrome, dialysis related amyloidosis, degenerative bone disease, and ultimately, to mortality in the ESRD patient.


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Forward-Looking Statements
This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may include statements regarding the efficacy and intended use of Nephros's technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) potential products that appeared promising to Nephros in early research or clinical trials may not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials; (ii) Nephros may not obtain appropriate or necessary governmental approvals; (iii) product orders may be cancelled, patients currently using Nephros's products may cease to do so and patients expected to begin using Nephros's products may not; (iv) Nephros may not be able to obtain funding if and when needed; (v) HDF therapy may not be accepted in the United States and/or Nephros's technology and products may not be accepted in target markets; (vi) Nephros may not be able to sell its products at competitive prices or profitably; and (vii) the patent may not enable Nephros to secure or enforce adequate legal protection for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros's filings with the Securities and Exchange Commission, including Nephros's Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-QSB filed with the SEC for the fiscal quarter ended March 31, 2005. Investors and security holders are urged to read those documents free of charge on the SEC's web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.


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